LIST OF NAMED EXECUTIVE OFFICERS WITH WHOM TEKTRONIX HAS EXECUTIVE SEVERANCE AGREEMENTS IN SUBSTANTIALLY THE FORM ATTACHED.

Colin L. Slade

David E. Coreson

David S. Churchill

James F. Dalton

Richard D. McBee

Craig L. Overhage

Susan G. Kirby

John T. Major

                          Executive Severance Agreement

                       Effective as of __________________

(Name)
(Address)                                                              Executive

Tektronix, Inc.,
an Oregon corporation
P.O. Box 500
Beaverton, Oregon                                                      Tektronix


Tektronix considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Tektronix and its shareholders. In order to induce Executive to remain employed by Tektronix in the face of uncertainties about the long-term strategies of Tektronix and their potential impact on the scope and nature of Executive's position with Tektronix, this Agreement sets forth the severance benefits that Tektronix will provide to Executive in the event Executive's employment by Tektronix is terminated under the circumstances described in this Agreement.

1. Employment Relationship. Executive is currently employed by Tektronix as [TITLE]. Executive and Tektronix acknowledge that either party may terminate this employment relationship at any time and for any reason, subject to the obligation of Tektronix to provide the benefits specified in this Agreement in accordance with the terms hereof.

         Executive acknowledges that the purpose of this Agreement is to provide both for the retention of Executive and for flexibility in Tektronix's use of Executive's services. Consequently, Executive agrees that, for purposes of this Agreement, Executive's employment by Tektronix shall not be deemed terminated if Executive is assigned additional or different titles, and/or tasks and responsibilities from those currently held or assigned, provided, that any changes leave Executive with substantial management responsibility, consistent with Executive's areas of professional expertise.

2. Release of Claims. In consideration for the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to Tektronix within the later of forty-five (45) days from the date Executive receives the Release of Claims or on the last day of Executive's active employment.

3. Compensation Upon Termination. In the event that Executive's employment is terminated at any time by Tektronix other than for Cause (as defined in Section 6.1 of this Agreement), death, or Disability (as defined in
         Section 6.2 of this Agreement), subject to Executive's execution of a Release of Claims and compliance with the terms of this agreement (including Section 7), Executive shall be entitled to the following benefits:

         3.1 As severance pay and in lieu of any further pay for periods subsequent to the date of termination, Tektronix shall pay Executive, in a single payment within the later of forty-five
                  (45) days after termination of employment or eight days after execution of the Release of Claims, an amount in cash equal to Executive's annual base pay at the rate in effect immediately prior to the date of termination, or, if greater, an amount in cash equal to Executive's average annual base pay for the three years ending with Executive's last pay change preceding termination.

         3.2 Pursuant to COBRA, Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment for the 18-month statutory period, or so long as Executive remains eligible under COBRA.

                  At the time of payment of the severance pay referenced in paragraph 3.1 above, Tektronix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of eighteen
                  (18) months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under 3.1, for such COBRA continuation coverage or for any other purpose.

         3.3 Unless Executive's employment terminates at the end of the fiscal year, and except as provided in Section 5, Executive shall be entitled to a portion of the benefits under any incentive plans in effect at the time of termination (including the Annual Performance Improvement Plan), prorated for the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in the Annual Performance Improvement Plan will be considered to have ended on Executive's last day of active employment. Prorated awards shall not be due and payable by Tektronix to Executive until the date that all awards are paid after the close of the incentive period. Unless the applicable plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive period (in which case the applicable plan payment shall be made), the proration shall be calculated pursuant to this Section 3.3. The payment, if any, that would have been made under Executive's award had Executive been made a participant for the full incentive period shall be calculated at the end of the incentive period. Such amount shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan.

         3.4 Tektronix will pay up to $18,000 to a third party outplacement firm selected by Executive to provide career counseling assistance to Executive for a period of one (1) year following Executive's termination date.

         3.5 Tektronix will permit Executive to continue to participate in its Executive Financial Counseling Program through the remainder of the term of Executive's current participation (which shall in no case be longer than one (1) year after the effective date of Executive's termination).

4. Subsequent Employment. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Tektronix by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5.       Other Agreements.

         5.1 In the event that severance benefits are payable to Executive under any other agreement with Tektronix in effect at the time of termination, the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such Other Agreements. Any such election shall be made with respect to the Other Agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement. For purposes of this Section 5.1, "Other Agreement" shall include, but not limited to, any change of control, "golden parachute" or employment agreement, but shall exclude any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control.

        5.2 The vesting or accrual of stock options, restricted stock, stock bonuses, or any other stock awards shall not continue following termination. Any agreements between Executive and Tektronix that relate to stock awards (including but not limited to stock options, long term incentive program, stock bonuses and restricted stock) shall be governed by such agreements and shall not be affected by this Agreement.

6.       Definitions.

         6.1 Cause. Termination by Tektronix of Executive's employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with Tektronix (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Chairman of the Board of Directors or the President of Tektronix which specifically identifies the manner in which such executive believes that Executive has not substantially performed Executive's duties, or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to Tektronix. For purposes of this
                  Section 6.1, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of Tektronix. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for Tektronix shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Tektronix.

         6.2 Disability. Termination by Tektronix of Executive's employment based on "Disability" shall mean termination because of Executive's absence from Executive's duties with Tektronix on a full-time basis for one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination by Tektronix following such absence Executive shall have returned to the full-time performance of Executive's duties.

7. Non-Solicitation. Executive agrees that for 18 months after Executive's employment with Tektronix terminates for any reason, with or without cause, whether by Tektronix or

         Executive, Executive shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of Tektronix, or any of its subsidiaries, in each case as of the date of employment termination, or induce or attempt to induce any such employee to terminate his or her employment with Tektronix or any of its subsidiaries. In addition to other remedies that may be available to Tektronix, Tektronix shall have no obligation to pay any benefits to Executive pursuant to this Agreement, and Executive shall repay to Tektronix all benefits paid under this Agreement, if Executive violates this Section 7.

8.       Successors; Binding Agreement.

         8.1 This Agreement shall be binding on and inure to the benefit of Tektronix and its successors and assigns.

         8.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

9. Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of Tektronix, its subsidiaries or affiliates, effective as of the date of termination of employment. Executive agrees to provide Tektronix such written resignation(s) upon request.

10. Governing Law, Arbitration; Remedies for Breach. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall preclude either party from seeking injunctive relief from any court of competent jurisdiction, including a temporary restraining order and a preliminary injunction, to preserve the status quo or prevent irreparable harm. Executive acknowledges and agrees that a violation of Section 7 of this Agreement may cause irreparable harm for which Tektronix may not be fully or adequately compensated by recovery of monetary damages.

11. Fees and Expenses. In the event that either party initiates arbitration under the circumstances described in this Agreement to obtain or enforce any right or benefit provided by this Agreement, the Arbitrator shall determine the prevailing party and shall award to the prevailing party, and the other party shall pay, the prevailing parties reasonable attorneys' fees and costs incurred in connection with such proceeding.

12. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and Tektronix.

TEKTRONIX, INC.


By:
    ---------------------------------------------------------------------

    ---------------------------------------------------------------------

                                                            (Employee Signature)

Title:

                                    Exhibit A

                                RELEASE OF CLAIMS

This Release of Claims (the "Release") is made and executed by ________________ _______________________ in connection with the termination of my employment with Tektronix, Inc. ("Tektronix") and in consideration of my receiving valuable severance pay and benefits as provided for in the Executive Severance Agreement ("Agreement"). These benefits are substantial consideration to which I am not otherwise entitled.

On behalf of myself and my spouse, heirs, administrators and assigns, and to the fullest extent possible under applicable law, I hereby release Tektronix, its parent and related corporations, affiliates, or joint ventures, all predecessors and successors for all such entities, and all officers, directors, employees, agents, shareholders, representatives and insurers of the aforementioned (collectively the "Company") from any and all liability, damages or causes of action, whether known or unknown relating to my employment with the Company or the termination of that employment, including but not limited to any claims for additional compensation in any form, or damages or for personal injuries or attorneys' fees. This release specifically includes, but is not limited to, all claims for relief or remedy under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any local, state or federal civil rights, labor and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USCA ss.ss. 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Contract Work Hours and Safety Standards Act, the Walsh-Healy Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, Executive Order 11,246, the Family and Medical Leave Act, and all comparable local and state laws, all as amended, and including any regulations or guidelines thereunder.

This Release shall not affect any rights which I may have under any medical insurance, disability, workers' compensation, unemployment compensation or retirement plans maintained y the Company.

I acknowledge that I have been given at least 45 days to consider whether to execute this Release of Claims and accept benefits under the Executive Severance Agreement; that I have been advised of my right to consult with an attorney or financial advisor of my choice and at my own expense; that the Executive Severance Agreement gives me severance pay and benefits which the Company would otherwise have no obligation to give me; and that I voluntarily enter into the Release of Claims.

I understand that the Release of Claims is to be signed within 45 days from the date I received it or on my last day of employment, whichever is later, and that I may revoke the Release, provided I do so in writing within seven (7) days of signing the Release. I understand and agree that the Company will have no obligation to pay me any benefits under the Agreement until the expiration of the revocation period, provided I have not revoked the Release of Claims. I understand that if I revoke the Release of Claims my termination will nonetheless remain in full force and effect and I will not be entitled to any benefits under the Agreement.

I acknowledge that I have had time to consider the alternatives and consequences of my election to receive benefits under the Agreement and of signing the Release; that I am aware of my right to consult an attorney or financial advisor at my own expense; and that, in consideration for executing this Release and my election to receive benefits under the Agreement, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

Every provision of this Release is intended to be severable. In the event any term or provision contained in this Release is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Release which shall continue in full force and effect.

I HAVE READ THE FOREGOING RELEASE. I UNDERSTAND THE EFFECT OF THIS RELEASE. I UNDERSTAND THAT I AM RELEASING LEGAL RIGHTS, AND I VOLUNTARILY ENTER INTO THE RELEASE.




Dated Signed: ____________________ , 2000    Effective Date:______________, 2000
                                             (8th Day Following Date Signed)


Employee Name


Employee Signature

                                    Exhibit B

                         NOTICE TO ELIGIBLE PARTICIPANTS

The following sets forth our understanding of certain conditions required by The Older Workers Benefit Protection Act for "knowing and willing" release of certain claims by employees over forty (40) years of age. Tektronix, Inc. ("the Company") is providing the same information and time frames in seeking a Release of Claims from all employees offered severance benefits under an Executive Severance Agreement.

            PLEASE READ THE FOLLOWING INFORMATION BEFORE SIGNING THE
                               RELEASE OF CLAIMS.

A. Consultation of Attorney: You have the right to consult with an attorney of your choice before you sign the Release of Claims. No one in the Company is authorized to give you advice on whether or not to consult with an attorney or whether or not to sign the Release of Claims ("Release"). The decision whether to consult an attorney or not is yours alone. Except as provided for in the Executive Severance Agreement, Tektronix does not pay for legal fees.

B. Period of Consideration: You will have at least forty-five (45) calendar days to consider this offer of severance benefits under the Executive Severance Agreement and whether to accept the benefits and sign the Release of Claims. This means that you may wait until the end of the 45 day period to sign these documents and be entitled to receive severance benefits, provided you meet all other conditions of the Executive Severance Agreement. You may accept benefits by signing the Release at any time on or before the last day of the 45-day period. Please note that if you do not sign the Release by that day, you will not be eligible for the severance benefits offered.

C.       Period of Revocation: After you have signed the Release, you have seven
         (7) calendar days to revoke both your acceptance of benefits and the Release. By revoking the Release, you are exercising your right to change your mind. If you revoke the Release, though, you will not be eligible to receive the severance benefits.

D. Exchange for Consideration: The Release is in exchange for "consideration" (benefits) which exceeds anything to which you may have been entitled. This means that you will receive severance benefits that you would not otherwise receive from Tektronix. Severance benefits are extra, in part, because you signed the Release.

         Additional Information: In the case of a separation program offered to a group of employees, we are required to make available to you certain information. The required information is listed below, with the Company's response included in parenthesis:

         (1) the class or group of employees covered by the program

             Direct reports to the Company's Chief Executive Officer

         (2) the eligibility factors for the program

             See Executive Severance Agreement

         (3) time limits for the program;

             All persons being offered benefits under a Release of Claims must sign the agreement and return it to Tektronix at the address indicated on the Release of

             Claims within 45 days after receiving the Release of Claims. If you decide to sign the Release of Claims and return it to the Company, you have 7 days from the date of your signature to revoke the Release of Claims.

         (4) the job titles and ages of employees eligible or selected for the program;

             See list maintained by the company's Vice President, Human
             Resources

         (5) the ages of employees in the same classification either not eligible or not selected

             See list maintained by the Company's Vice President, Human
             Resources

    PLEASE READ THE RELEASE AND GIVE IT CAREFUL CONSIDERATION BEFORE SIGNING.